EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-225177, 333-91174, 333-141276, 333-152873, 333-161242, 333-181272, and 333-201336) on Form S-8 of our report dated February 25, 2022, with respect to the consolidated financial statements of LCI Industries and the effectiveness of internal control over financial reporting.

Our report dated February 25, 2022 on the effectiveness of internal control over financial reporting as of December 31, 2021 contains an explanatory paragraph that states the Company acquired Furrion Holdings Limited and Stampede Presentation Products, Inc. d/b/a Exertis during 2021, and management excluded these acquired businesses from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the operations of the acquired businesses.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2022